Exhibit 10.1
HUNTINGTON BANCSHARES INCORPORATED
MANAGEMENT INCENTIVE PLAN
Effective for Plan Years
Beginning On or After January 1, 2020
ARTICLE I
PURPOSE; EFFECTIVE DATE
1.1.    Purpose. The purposes of this Management Incentive Plan (“Plan”) are (i) to reward Participants when their performance has a direct impact on the success of their business and the Corporation, (ii) induce Participants to achieve their highest level of performance, and (iii) promote teamwork among Participants. It is further intended for the Plan to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Corporation’s success and the creation of shareholder value and to allow Participants to share in the success of the Corporation.
1.2.    Effective Date. The Plan, as amended, will become effective as of January 1, 2020.

ARTICLE II
DEFINITION OF TERMS
As used in the Plan, the following words shall have the meanings stated after them, unless otherwise specifically provided. In the Plan, words used in the singular shall include the plural, and words used in the plural shall include the singular. The gender of words used in this Plan shall include whatever may be appropriate under any particular circumstances.
(a)    "Award" shall mean a cash incentive payment that may be due to a Participant under the Plan.

(b)    “Base Salary" means, unless otherwise determined by the Committee for one or more Participants, the annual cash compensation relating to services performed during any Plan Year, excluding the following items: (i) distributions from nonqualified deferred compensation plans, (ii) bonuses, (iii) commissions, (iv) overtime, (v) fringe benefits, (vi) stock options, (vii) restricted stock units, (viii) relocation expenses, (ix) incentive payments, (x) nonmonetary awards, (xi) director fees and other fees, and (xii) automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Corporation and shall be calculated to include amounts not otherwise included in the Participant's gross income under Sections 125, 402(e)(3), 402(h), 403(b), or 132(f) pursuant to plans established by the Corporation; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.
(c)    "Board" or "Board of Directors" means the Board of Directors of Huntington Bancshares Incorporated.
(d)    "Change in Control" means, with respect to the Corporation, the occurrence of any of the following:

(1)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“the Exchange Act”) as in effect as of the date of this Plan) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then-outstanding securities entitled to vote generally in the election of directors (“voting securities”); provided, however, that, for purposes of this subsection (d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation of any of its Subsidiaries;

(2)
Individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3)
The consummation of a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation, other than any such transaction in which the voting securities of the Corporation immediately prior to the transaction continue to represent (either by remaining outstanding or being converted into securities of the “surviving entity,”

which for purposes of this Agreement shall include the corporation or other entity resulting from such transaction and/or the corporation or other entity that, as a result of the transaction, owns the Corporation or all or substantially all of the Corporation’s assets, either directly or indirectly) more than 50% of the combined voting power of the Corporation or surviving entity resulting from such transaction immediately after the transaction with another entity;

(4)
consummation of a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis, other than any such transaction in which a majority of the voting securities of the surviving entity are, immediately following consummation of such transaction, beneficially owned by the individuals and entities that were the beneficial owners of the Corporation’s voting securities immediately prior to the transaction;

(5)	The consummation of a liquidation or dissolution of the Corporation;

(6)	The consummation of a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

(7)	The consummation of a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

Notwithstanding the foregoing, if the payment of any Award may be considered “deferred compensation” under Code Section 409A, and the payment of such Award is triggered by a Change in Control, the events described above shall not constitute a Change in Control unless they constitute a change in ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, as described under Code Section 409A; or in the case of a liquidation or dissolution of the Corporation, such liquidation or dissolution complies with the procedures set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).
(e)    "Chief Executive Officer" means the Chief Executive Officer of the Corporation.
(f)    "Committee" means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan. For purposes of granting, administering, and certifying Awards to Executive Officers, the Committee or any sub-committee acting on behalf of the Committee shall be composed of two or more members of the Board, each of whom is an “Independent Director” within the meaning of Rule 5605(a)(2) of the NASDAQ corporate governance rules. Any Committee member who is not an “Independent Director” within the meaning of Rule 5605(a)(2) of the NASDAQ corporate governance rules shall abstain from participating in any decision to grant, administer or certify Awards to Participants who are Executive Officers. For purposes of granting, administering, and certifying Awards to Participants who are not Executive Officers, the Committee may consist only of the Chief Executive Officer.

(g)    "Corporation” means Huntington Bancshares Incorporated, a Maryland corporation, together with any and all Subsidiaries, and any successor thereto as provided in Section 8.2 herein.
(h)    “Dodd Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and any guidance thereunder.
(i)    “Executive Officer” means an executive officer as defined under Section 16 of the Securities Exchange Act of 1934, and any guidance thereunder (including NASDAQ corporate governance rules.
(j)    "Extraordinary Events" means, with respect to the Corporation, any of the following: (i) changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results, including unforeseen and extraordinary changes in statutes and regulations that govern the Corporation and its industry; (ii) accruals or charges relating to reorganization and restructuring programs (including branch consolidations); (iii) special gains, losses, or other unusual financial impact in connection with the mergers and acquisitions (or divestitures) involving the Corporation or any of its significant subsidiaries, the purchase or sale of branches or significant portions of the Corporation or any of its significant subsidiaries, or the sale of securities and investments of the Corporation; (iv) discontinued operations, (v) write-downs or write-offs of assets, including intangible assets such as goodwill and mortgage servicing rights (MSR) and valuation adjustments related to the impact of hedging (including MSR hedging); (vi) litigation or claim matters; (vii) expenses relating to unplanned regulatory actions; (viii) any other significant item as discussed in management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the annual report on Form 10-K filed with the Securities and Exchange Commission; (ix) gains and losses on the early repayment of debt; (x) foreign exchange gains and losses or an event not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management; or (xi) any other unforeseen events or occurrences of a similar nature as set forth by the Committee.
(k)    “NQDC Plan” means the Huntington Bancshares Incorporated Executive Deferred Compensation Plan, any successor thereto, or any other nonqualified deferred compensation plan or program maintained by the Corporation.
(l)    "Officer" means an officer of the Corporation or of a Subsidiary.
(m)    "Participant" means an Officer or employee of the Corporation selected by the Committee to participate in the Plan for a particular Plan Year.
(n)    "Performance Criteria" means any one or more of the following objective performance criteria upon which the achievement of specific performance goals for each Participant are based as determined by the Committee in connection with the grant and certification of Awards:

(1)
revenue and income measures (which include sales, revenues, net income, earnings per share, non-interest income to total revenue ratio, non-interest income growth, interest income, net operating profit, interest income, pre-tax pre-provision (pre-tax income on a tax equivalent basis adjusted for provision expense, security gains and losses, and amortization of intangibles), economic value added, and earnings before interest, taxes, depreciation and amortization;

(2)
expense and efficiency measures (which include “efficiency ratio” (the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains), net interest margin, gross margins, operating margins, net-income margins, non-interest expense, operating efficiencies, and operating leverage);

(3)	operating measures (which include productivity ratios, loan growth, deposit growth, customer profitability, and market share);

(4)	return measures (which include return on average equity, tangible common equity or return on tangible common equity, return on average assets, and total shareholder return);

(5)	credit quality measures (which include non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans);

(6)	leverage measures (which include debt-to-equity ratio and net debt);

(7)
risk measures (which include interest-sensitivity gap levels, regulatory compliance, satisfactory audit results, maintenance of required common equity levels (including common equity tier 1 (CET 1) and successor measure levels), and financial ratings);

(8)	achievement of balance sheet, income statement, or cash-flow statement objectives;

(9)	technology or innovation goals or objectives;

(10)	achievement of strategic and development objectives, goals, and milestones;

(11)	consummation of acquisitions, dispositions, projects, or other specific events or transactions;

(12)	acquisition integration or disposition management goals or objections;

(13)
product, customer or market-related objectives (including product revenues, revenue mix, product growth, customer growth, number or type of customer relationships, customer satisfaction survey results, market share, and branding);

(14)	human capital, workforce, and culture goals (including employee satisfaction survey results and cross selling goals); and

(15)
any other criteria established by the Committee. Performance Criteria may, as determined by the Committee, be expressed or measured in terms of (i) attaining a specified absolute level of the criteria, (ii) a percentage increase or decrease in the criteria compared to a pre‑established target, previous years’ results, or a designated market index or comparison group, or (iii) a relative basis to an established target, to previous year or other comparable period or periods' results, to a designated comparison group or groups, or to one or more designated external or internal indices or benchmarks. Such Performance Criteria may be applied either to the Corporation as a whole or to a business unit or subsidiary, using a “balanced scorecard” or other approach, in each case as determined by the Committee. Any specific metrics listed within the categories described above are intended to be illustrative and are not intended to be construed as limitations on the more general metrics. Performance Criteria may be different for different Participants, as determined in the discretion of the Committee. The Committee may include or exclude Extraordinary Events in determining whether the performance goal has been achieved. The Committee also may make any other adjustments in its discretion when establishing the performance goal or in determining whether the performance goal has been achieved. The Committee also may make any other adjustments in its discretion when establishing the performance goal or in determining whether the performance goal has been achieved.
(o)    "Plan" means this Huntington Bancshares Incorporated Management Incentive Plan, as amended by the Corporation from time to time.
(p)    "Plan Year" means the calendar year, or any other period of time designated by the Committee.
(q)    "Subsidiary" or "Subsidiaries" means any corporation or other entity whose financial statements are consolidated with the Corporation.
ARTICLE III
ADMINISTRATION
3.1.    Authority of the Committee. In addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full discretion to administer the Plan. The Committee is authorized to interpret and construe the Plan and to adopt and amend such rules, regulations, and procedures for the administration of the Plan as the Committee deems necessary or advisable. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. Further, the Committee may make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.2.    Agents; Limitations of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Corporation, the Corporation's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Corporation acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.
3.3.    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Corporation, Employees, Participants, and their estates and beneficiaries.
ARTICLE IV
PLAN PARTICIPANTS
4.1    Participation. Before the beginning of each Plan Year or as soon as administratively practicable thereafter, the Committee shall select the Participants in the Plan for the applicable Plan Year. Selection of Participants may be made later in the Plan Year in the discretion of the Committee. Selection to participate in this Plan in any Plan Year does not require the Committee to, or imply that the Committee will, select the same person to participate in the Plan in any subsequent Plan Year.
ARTICLE V
PERFORMANCE CRITERIA AND GOALS

5.1    Performance Criteria and Goals. Awards under the Plan may be based upon corporate, business unit, and individual performance. Individual performance may be determined by the performance of the individual’s business unit. Each Plan Year, the Committee shall establish performance goals based on one or more Performance Criteria as selected by the Committee for a Plan Year. Awards will be payable upon attainment of such goals and satisfactory evaluation of the Participant’s business unit and individual performance. Such evaluations will be made by the Participant's appropriate manager or senior officer. The Committee may select different Performance Criteria for different Participants or groups of Participants. Performance goals may be revised during the Plan Year based on Extraordinary Events or other factors. Potential Awards may vary among Participants or groups of Participants as determined by the Committee. The Committee shall retain the discretion to adjust Awards upward or downward, either on a formulaic or discretionary basis or a combination of the two, as the Committee determines.
5.2    Changes to Performance Criteria and Goals. The Committee may at any time before the achievement of performance goals has been determined, change the Performance Criteria or performance goals and the related Award terms to reflect any change in the Participant’s position or level of responsibility with the Corporation.
5.3    Discretionary Awards. Notwithstanding any provision of the Plan to the contrary, in addition to the Award paid to a Participant under the Plan, if any, the Committee may pay a separate or additional amount to a Participant, based upon any factors that it considers appropriate in its sole and absolute discretion.
ARTICLE VI
PAYMENT OF AWARDS

6.1    Payment of Awards. Unless payment is deferred, Awards will be payable as soon as practicable following the close of the Plan Year. No Award will be paid to a Participant who is not employed by the Corporation or a Subsidiary on the day the Award is paid except as described below (1) in the case of death, disability, or retirement of the Participant, (2) in the event that a Change in Control of the Corporation has occurred, or (3) such other situation determined appropriate by the Committee. Notwithstanding any provision to the contrary, unless payment is deferred, in no event may Awards be paid later than the 15th day of the 3rd month after the end of the Plan Year in which the Award is earned.
Notwithstanding the above, in the event a Participant dies or becomes disabled before payment of an Award, the Committee may, in its discretion, authorize payment to the Participant (or the Participant's estate or designated beneficiary) in such amount as the Committee deems appropriate. If a Participant retires from the employ of the Corporation under an applicable plan or policy of the Corporation, or as otherwise specified by the Committee, before payment of an Award, the Committee may, in its discretion, authorize payment to the Participant in such amount as the Committee deems appropriate.
Further notwithstanding the above, in the event a Participant terminates service with the Corporation for any other reason, the Committee may, in its discretion, authorize payment to the Participant in such amount as the Committee deems appropriate.
ARTICLE VII
INTERIM AWARDS; CHANGE IN CONTROL
7.1    Change in Control Provisions. In the event of a Change in Control, the following provisions shall apply:

(a)    The Committee shall make interim Awards based upon the Corporation's quarterly financial statements for the quarter ending immediately prior to or coinciding with the Change in Control.
(b)    In determining the amount of interim Awards, the Committee shall follow the procedures for calculating Awards, except that the Committee shall annualize the actual level of year-to-date performance achieved with respect to each performance goal and such other performance objectives/assessments as the Committee shall determine. The amount of the Awards so calculated shall be payable on a pro-rated basis based upon the quarter ending immediately prior to or coinciding with the Change in Control in accordance with the following percentages:
First Quarter - 25% of the Award otherwise payable
Second Quarter - 50% of the Award otherwise payable
Third Quarter - 75% of the Award otherwise payable
Fourth Quarter - 100% of the Award otherwise payable
(c)    Notwithstanding the foregoing, each interim Award to be made under this Article 7 to any Participant who received an Award under this Plan for the Plan Year immediately preceding the year in which the Change in Control occurs shall not be less than the target award opportunity expressed as a percentage of Base Salary for the preceding Plan Year paid on a pro-rated basis as provided in subparagraph (b) above.
(d)    The Committee shall grant an interim Award in accordance with this Article 7 to all Participants whether or not the Participants are employed by the Corporation when the Change in Control becomes effective unless the employment of such Participant was terminated for cause, as determined by the Corporation in its sole discretion.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1.    Guidelines. From time to time the Committee may adopt written guidelines for implementation and administration of the Plan.
8.2.    Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.
8.3.    Unfunded Plans and Restrictions on Transfer. It is intended that the Plan be an "unfunded" plan for incentive compensation. The Committee may authorize the use of trusts or other arrangements to meet the obligations hereunder, provided, however, that the existence of such trusts or arrangements is consistent with the "unfunded" status of the Plan. Any benefits to which a Participant or his or her beneficiary may become entitled under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so transfer or encumber such benefits shall be void. This Plan does not give a Participant any interest, lien, or claim against any specific asset of the Corporation. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Corporation.
8.4.    Deferrals of Awards.
(a)    Participant-Initiated Deferrals. Unless otherwise provided by the Committee, a Participant may elect to defer payment of the Participant's Award under the Plan if deferral of an Award under the Plan is permitted pursuant to the terms of the NQDC Plan existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of the NQDC Plan and Section 409A of the Code and any guidance thereunder.
(b)    Committee-Initiated Deferrals. Notwithstanding any provision of the Plan to the contrary, the Committee may require that any payment due under this Plan be deferred in accordance with the terms set forth in the NQDC Plan. Further notwithstanding the foregoing, any payment due under this Plan to an "Executive Officer" as defined under the Dodd-Frank Act shall not be made until such period specified under the Dodd-Frank Act, if applicable. If during this deferral period, (1) the Corporation experiences a financial loss or (2) the Committee learns of inappropriate risk-taking activities by the Participant, the Committee will reduce the amount of the payment otherwise due to the Participant in a manner consistent with Section 409A of the Code and in accordance with the procedures set forth in the Dodd-Frank Act. In addition, except in the situation of a Change in Control, the Committee may defer payment of an Award for such period as the Committee may determine. Any such deferrals of payment under this paragraph shall be made in compliance with all applicable federal and state banking regulations, including the Dodd Frank Act, and with Section 409A of the Code and any guidance thereunder.
(c)    NQDC Plan Govern Deferrals. Notwithstanding any provision of this Plan to the contrary, the payment of any Award that has been deferred shall be administered in accordance with the NQDC Plan and Section 409A of the Code.
8.5.    Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

8.6.    Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Corporation or any Subsidiary to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a Subsidiary, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

8.7.    Expenses of Plan. The costs and expenses of administering the Plan will be borne by the Corporation.
8.8.    No Employment Rights. No Participant has any right to be retained in the employ of the Corporation or any Subsidiary by virtue of participation in the Plan.
8.9.    Governing Law. In order to benefit Participants by establishing a uniform application of law with respect to the administration of the Plan, the Plan and all Awards hereunder shall be interpreted in accordance with Ohio law, except to the extent superseded by federal law and without regard to any choice of law provisions. Any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Plan, shall be brought in any court of the State of Ohio and of the United States for the Southern District of Ohio. The Corporation, each Participant, and any related parties irrevocably and unconditionally consent to the exclusive jurisdiction of such courts in any such litigation related to this Plan and any Awards hereunder, such parties irrevocably and unconditionally waive any objection that venue is improper or that such litigation has been brought in an inconvenient forum.
8.10.    Forfeiture/Recoupment/Clawback. Except on or after a Change in Control or as otherwise set forth by the Committee, and notwithstanding any other provisions in the Plan, in the event of:

(1)
a serious breach of conduct by a Participant or former Participant (including, without limitation, any conduct prejudicial to or in conflict with the Corporation or any securities laws violations including any violations under the Sarbanes-Oxley Act of 2002), or

(2)	any activity of a Participant or former Participant in which the Participant or former Participant solicits or takes away customers or potential customers with whom the

Participant or former Participant had contact with or responsibility for during the Participant’s or former Participant’s employment with the Corporation (individually and collectively referred to as “Misconduct”), the Committee shall (a) cause any Award granted to a Participant to be terminated and forfeited without payment, in whole or in part, and (b) if such Misconduct occurs within three (3) years of the payment of an Award, require the Participant or former Participant to repay the Corporation any payment received from such Award (with such repayment valued as of the date of payment), without regard to when such Misconduct is actually discovered by the Corporation. Such termination or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in cash and the Committee may provide for an offset of any future payments owed by the Corporation to such person if necessary to satisfy the repayment obligation. The determination of whether any Participant or former Participant has engaged in a serious breach of conduct or any prohibited solicitation shall be determined by the Committee in good faith and in its sole discretion.
Further, notwithstanding any provision of the Plan to the contrary, if the Corporation is required to restate any of its financial statements because of a material financial reporting violation, the Corporation shall recover the amount in excess of the Award payable under the Corporation's restated financial statements, or such other amount required under the Dodd-Frank Act or any other applicable law or policy. The Corporation shall recover this amount from any current or former Participant who received a payment under this Plan during the three-year period preceding the date on which the restatement is required, or from any other individual specified in the Dodd-Frank Act. In addition, if the Committee determines that a Participant (1) took unnecessary or excessive risk, (2) manipulated earnings, or (3) engaged in any misconduct described in the Huntington Bancshares Incorporated Recoupment/Clawback Policy (the “Recoupment/Clawback Policy”), the Committee shall terminate the Participant's participation in this Plan and require repayment of any amount previously paid under this Plan in accordance with the terms of the Recoupment/Clawback Policy, any other applicable policy of the Corporation, and any other applicable laws and regulations.
ARTICLE IX
AMENDMENT AND TERMINATION
9.1    Amendment and Termination. The Corporation may at any time terminate, or from time to time, amend the Plan by action of the Board of Directors or by action of the Committee without shareholder approval unless such approval is required to satisfy the applicable provisions of the Internal Revenue Code of 1986, as amended, and any federal or state securities laws.

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